SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 26, 2005

ENVIRONMENTAL ELEMENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10955	52-1303748
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3700 Koppers Street, Baltimore, Maryland 21227

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 368-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement

On April 26, 2005, the Board of Directors of Environmental Elements Corporation (the “Company”) retained FTI Palladium Partners (“FTI”), Lisa Poulin as a Chief Restructuring Officer, to assist with its internal evaluation of strategic alternatives. The Company has agreed to compensate FTI on a monthly fee basis (plus expenses) with a success fee to be negotiated with the Board after the alternative strategies have been identified and approved by the Board.

Item 5.02(c) – Appointment of Principal Officer

Lisa Poulin of FTI will assume the newly created position of Chief Restructuring Officer effective immediately. Ms. Poulin will report directly to the Company’s Board of Directors and will have full executive authority to operate the Company.

Ms. Poulin joined FTI in August 2002 as a senior managing director when the Business Recovery Services practice of PricewaterhouseCoopers was acquired by FTI. Ms. Poulin was a principal at PricewaterhouseCoopers since she joined in December 1997, providing assistance on numerous engagements advising and assisting clients in business strategies including Interim Restructuring Officer for Seitel, Trustee for living.com and Shaw Furniture Galleries and Financial Advisor for Oakwood Homes Corporation.

Item 8.01 - Other Events

On April 26, 2005, the Board of Directors of the Company voted to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended.

On May 13, 2005, the Company will file a Form 15 with the Securities and Exchange Commission to effect the deregistration of its common stock. Upon the filing of the Form 15, the Company’s obligations to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K will immediately cease. The Company expects the deregistration to become effective ninety (90) days after filing the Form 15 with the SEC. The Company is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.

A copy of the Company’s press release, dated April 26, 2005 is attached hereto as Exhibit 99.

Item 9.01 - Financial Statements and Exhibits

(c) Exhibits. The following exhibit is furnished with this report:

Exhibit 99— Press release dated April 26, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 28, 2005.

ENVIRONMENTAL ELEMENTS CORPORATION

By:	/s/ Donald R. Hug
Donald R. Hug
Interim President